EXHIBIT 99.1

SALEM COMMUNICATIONS ANNOUNCES TENDER
OFFER AND CONSENT SOLICITATION

CAMARILLO, CA February 25, 2013 — Salem Communications Corporation (“Salem”) (NASDAQ: SALM), announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $213.5 million aggregate principal amount of 9.625% Senior Secured Second Lien Notes due 2016 (CUSIP No. 794093 AF1) (the “Notes”).  In conjunction with the Offer, Salem is seeking to secure senior credit financing consisting of a revolving credit facility of up to $25.0 million and a term loan facility of up to $300.0 million.  Proceeds from the term loan facility will be used to fund the Offer.

The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated February 25, 2013 (the “Offer to Purchase”).  The Offer will expire at 12:00 midnight, New York City time, on the night of March 22, 2013 unless extended (the “Expiration Date”).

Holders who validly tender (and do not validly withdraw) their Notes and deliver (and do not validly revoke) their consents to the proposed amendments (the “Consents”) to the indenture governing the Notes (the “Indenture”) prior to the consent payment deadline of 5:00 p.m., New York City time, on March 8, 2013, unless extended (the “Consent Payment Deadline”), will receive the total consideration of $1,106.54 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.  The Offer contemplates an early settlement option, such that any holders who validly tender Notes and deliver Consents prior to the Consent Payment Deadline that are accepted for purchase could receive payment as early as March 14, 2013.

Holders who validly tender (and do not validly withdraw) their Notes after the Consent Payment Deadline but on or prior to the Expiration Date will receive the tender offer consideration of $1,076.54 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.  Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

Certain of the proposed amendments to the Indenture (the “Majority Consent Amendments”) require the Consent of holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Majority Consents”).  The remainder of the proposed amendments to the Indenture (the “Supermajority Consent Amendments”) require the Consent of holders of at least 66 2/3% in aggregate principal amount of the outstanding Notes (the “Supermajority Consents” and together with the Majority Consents, the “Required Consents”).  If Salem receives at least the Majority Consents, Salem will execute a supplemental indenture (the “Supplemental Indenture”) effecting the Majority Consent Amendments.  If Salem receives the Supermajority Consents, the Supplemental Indenture will also effect the Supermajority Consent Amendments.  Salem’s obligations to purchase any Notes and to pay the total consideration or the tender offer consideration, as applicable, in respect of any Notes are not conditioned on the receipt of the Majority Consents or the Supermajority Consents.  Regardless of whether the Required Consents are obtained, Salem intends, at its sole discretion and without any obligation to do so, to retire any Notes that are not validly tendered and accepted for purchase pursuant to the Offer in accordance with the terms of the Indenture, which may include redeeming any such Notes in the manner described in the Offer to Purchase.  Except in certain circumstances, tendered Notes may not be withdrawn and delivered Consents may not be revoked upon the earlier of (i) 5:00 p.m., New York City time, on March 8, 2013 and (ii) execution of the Supplemental Indenture.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the receipt by Salem of net proceeds from a new senior secured term loan on terms and conditions acceptable to Salem that will aggregate to an amount that is sufficient to pay (a) the total consideration in respect of all Notes (regardless of the actual amount of Notes tendered) and (b) estimated fees and expenses relating to the foregoing transactions, each as more fully described in the Offer to Purchase.

Salem has engaged Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc. as co-dealer managers for the Offer.  Persons with questions regarding the Offer should contact Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4760 (collect), or SunTrust Robinson Humphrey at (404) 926-5051.  Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 470-4500 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of Consents to amend the Indenture.  The Offer is made solely pursuant to the Offer to Purchase.  The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Company Information and Forward Looking Statements

About Salem Communications Corporation

Salem Communications Corporation is the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and conservative opinion radio content, as measured by the number of stations and audience coverage.  Upon completion of all announced transactions, Salem will own and/or operate a national portfolio of 99 radio stations in 38 markets, including 61 stations in the top 25 markets.  Salem is one of only three commercial radio broadcasters with radio stations in all of the top 10 markets.  Salem also programs the Family Talk™ Christian-themed talk format on SiriusXM Channel 131.

Salem also owns Salem Radio Network, a national radio network that syndicates talk, news and music programming to approximately 2,400 affiliated radio stations and Salem Media Representatives, a national media advertising sales firm with offices across the country.

In addition to its radio broadcast business, Salem owns an Internet and a publishing division. Salem Web Network is a provider of online Christian- and conservative-themed content and streaming and includes websites such as Christian faith focused Christianity.com, Questions and Answers about Jesus Christ at Jesus.org, Christian living focused Crosswalk.com®, online Bible at BibleStudyTools.com, Christian videos at GodTube.com, a leading website providing church media at WorshipHouseMedia.com and Christian radio ministries online at OnePlace.com.  Additionally Salem owns conservative news leader Townhall.com® and conservative political blog HotAir.com, providing conservative commentary, news and blogging.  Salem Publishing™ circulates Christian and conservative magazines such as Homecoming® The Magazine, YouthWorker Journal™, The Singing News®, FaithTalk Magazine™, Preaching™ and Townhall Magazine™.  Xulon Press™ is a provider of self-publishing services targeting the Christian audience.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections.  Forward-looking statements involve inherent risks and uncertainties and Salem Communications Corporation cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement.  The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Date, Consent Payment Deadline and possible completion of the Offer.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Salem Communications Corporation does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as required by law.

Company Contact:
Evan Masyr
Salem Communications
(805) 384-4512
evanm@salem.cc